Exhibit 10.14

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”), dated as of September 7th, 2023 (the “Effective Date”), is entered into between Quail Systems, LLC, a Tennessee limited liability company (“Distributor”) and CleanCore Solutions, Inc., a Nevada corporation (“Seller”, and together with Distributor, the “Parties,” and each, a “Party”).

RECITALS

A. Distributor is in the business of marketing and reselling Goods (as defined below).

B. Seller is in the business of manufacturing, producing, marketing and selling the Goods.

C. Distributor desires to purchase the Goods from Seller and resell the Goods to customers, subject to the terms and conditions of this Agreement.

D. Seller desires to sell the Goods to Distributor and appoint Distributor as a distributor under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Definitions.

“Agreement” has the meaning set out in the preamble.

“Confidential Information” has the meaning set out under Section 10.

“Distributor” has the meaning set out in the preamble.

“Effective Date” has the meaning set out in the preamble.

“Good” means a newly created produce wash unit in which distributor intends to market and sale under their trademarked NanoZONE name

“Party” has the meaning set out in the preamble.

“Seller” has the meaning set out in the preamble.

“Term” has the meaning set out under Section 9.

2. Appointment.

2.1 Appointment. Seller hereby appoints Distributor to act as a distributor of Goods to customers listed in Exhibit B during the Term in accordance with the terms and conditions of this Agreement. Nothing contained herein shall restrict the Distributor from having the right to obtain or retain the rights to resell any other goods, including goods that may compete with the Goods and nothing contained herein shall restrict Seller from appointing other Distributors.

2.2 Subdistributors. Distributor may appoint subdistributors as it determines appropriate for the effective distribution of Goods under this Agreement; provided that:

(a) the subdistributor expressly acknowledges that it is familiar with and will comply with all applicable terms of this Agreement; and

(b) Seller gives its prior written consent, which shall not be unreasonably withheld or delayed.

3. Promotion and Marketing.

3.1 Distributor Obligations. Distributor shall:

(a) use commercially reasonable efforts to further the promotion, marketing, sale, and distribution of the Goods to customers listed in Exhibit B, including building brand awareness and value;

(b) establish and maintain a sales and marketing organization sufficient to develop the market potential for the sale of the Goods;

(c) establish and maintain independent sales representatives, a distribution organization, and facilities sufficient to make the Goods available for shipment by Distributor to each of its customers; and

(d) not make any materially misleading or untrue statements concerning the Goods.

3.2 Seller Obligations.

(a) Cooperation. Seller shall, at no cost to Distributor, provide any reasonably necessary cooperation, information, material, and support (including sales literature and a reasonable number of samples of Goods) as Distributor may request regarding the marketing, advertising, promotion, and sale of Goods and shall notify Distributor promptly in the event of any material changes in such information. Notwithstanding the foregoing, Seller shall not be responsible for the installation or maintenance of the Goods.

(b) Warranty. Seller shall provide a standard manufacturer’s warranty on the Goods, with its standard exceptions. Pursuant to the terms of any Warranty, Seller will use commercially reasonable efforts to provide replacement parts or replacement units to the Distributor in accordance with the terms of the warranty. The Distributor, in turn, is responsible for coordination and delivery of any such parts or Goods covered by the Warranty and any third-party customers.

4. Agreement to Purchase and Sell Goods.

4.1 Terms of Sale; Orders. Seller shall make available and sell Goods to Distributor at the prices under Section 4.2 and on the terms and conditions set out in this Agreement.

4.2 Pricing. Subject to applicable law, during the Term, Seller will offer its Goods to Distributor at the prices set forth on Exhibit A.

4.3 Payment Terms.

(a) Distributor Orders. 30-50% down at Purchase Order Receipt. Remaining 50% - 70% due on Net 30 day payment terms from possession of goods. Upon the Seller’s receipt of a purchase order of Goods from the Distributor, the Seller shall remit an invoice to the Distributor for the full price of the Goods, in accordance with the pricing set forth on Exhibit A. The Distributor shall pay the invoice in accordance with Section 5.2, and the invoice shall be paid in full within 30 days of delivery of the Goods. Distributor shall pay interest on all late payments, calculated daily, and compounded monthly, at the lesser rate of 1% per month or the highest rate permissible under applicable law.

Distributor shall make all payments in US dollars by check, wire transfer, or automated clearing house, in accordance with the following wire instructions:

ABA Number: 104014138

Account Number: 16025181

Bank Name/Address: Access Bank FFC: CleanCore Solutions, Inc. 8712 West Dodge, Omaha, NE 68114

Attn: Matthew Atkinson/CEO

4.4 Availability/Changes in Goods. Seller shall:

(a) provide Distributor with 60 days’ notice before discontinuing a Good, and

(b) notify Distributor at least 60 days’ before the date that Seller introduces any new Good or replacement of a Good and make such Good available for resale by Distributor on or before the date it is first introduced in the marketplace.

5. Orders Procedure.

5.1 Orders. Seller and Distributor will agree on the selection of a joint database for customer records that will track orders, units sold, quality control documents, dates, contact information, and addresses. Such joint database will be maintained and updated on a regular basis. Seller shall fill promptly and to the best of its ability all orders received from Distributor through this joint database, and both the Seller and Distributor will adhere to the limitations, primarily that Distributor agrees to market and sell only to the customers outlined in Exhibit B.

5.2 Acceptance and Rejection of Purchase Orders. Seller shall confirm to Distributor the receipt and estimated shipment date of each purchase order issued hereunder within 5 business days following Seller’s receipt thereof and receipt of deposit to begin processing the order, which may vary among orders, but range from 30-50% of the order price, and shall fill promptly and to the best of its ability all orders received. If Seller fails to issue a confirmation within the time set forth in the first sentence of this Section 5.2, or commences performance under such purchase order without providing confirmation, Seller will be deemed to have accepted the purchase order.

6. Shipment and Delivery.

6.1 Shipment and Delivery Requirements. Freight terms shall be FOB Omaha, Nebraska with Distributor arranging for freight pick up from Seller warehouse. Seller shall deliver the Goods in the quantities and on the date(s) specified in the relevant purchase order or as otherwise agreed in writing by the Parties. Delivery shall be made in accordance with the terms on the face of the purchase order. Subject to Section 27, timely delivery of the Goods is of the essence.

6.2 Title and Risk of Loss. Title passes to Distributor upon pickup of the Goods by Distributor as specified under the purchase order. Distributor bears all risk of loss or damage to the Goods after pickup of the Goods as specified under the purchase order.

6.3 Acceptance of Goods. If Distributor determines, in its sole discretion, that Goods delivered under this Agreement:

(a) are damaged, defective, do not conform to specifications, or otherwise do not conform to the specifications listed in the applicable purchase order; or

(b) were delivered to Distributor as a result of Seller’s error, Distributor may either:

(i) reject such Goods for a refund plus any inspection, test, shipping, handling, and transportation charges paid by Distributor; or

(ii) require prompt correction or replacement of such Goods.

In each case the exercise by Distributor of any other rights available to Distributor under this Agreement or pursuant to applicable law shall not be limited.

7. Use of Seller’s Name and Trademarks.

7.1 Distributor and its authorized independent sales representatives, subdistributors, successors, and assigns are hereby authorized to:

(a) use Trademarks, service marks, and trade names of Seller and, to the extent Seller can grant such authorization, any third party licensed to Seller in connection with advertising, promoting, or reselling the Goods; and

(b) refer to and advertise itself as an authorized distributor of the Goods.

8. Resale Prices. Distributor shall discuss with the Seller, and agree in writing to any changes to proposed resale or advertised prices, in the event that they differ from the pricing on Exhibit A.

9. Term; Termination.

9.1 Term. The term of this Agreement commences on the Effective Date and terminates on December 31, 2024, unless earlier terminated by written notice of either Party, as provided for in Section 9.2 of this Agreement (the “Initial Term”). This Agreement shall automatically renew after the expiration of the Initial Term for successive one (1) year periods thereafter (each a “Renewal Term” and, together with the Initial Term, the “Term”) unless either Party provides the other Party with at least thirty (30) days advance written notice of its intent not to renew this Agreement prior to the expiration of the Initial Term or any Renewal Term in which case this Agreement will terminate on the expiration of the then-current Initial Term or Renewal Term, as applicable.

9.2 Termination Rights. Either Party may terminate this Agreement (including all related purchase orders pursuant to Section 9.3(a)), upon notice to the other:

(a) except as otherwise specifically provided under this Section 9.2, if the other Party is in breach of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured within 10 days following the other Party’s receipt of notice of such breach;

(b) if the other Party:

(i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law;

(iii) seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts;

(iv) makes or seeks to make a general assignment for the benefit of its creditors; or

(v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) Either party may terminate this Agreement without Cause upon 90 days written notice.

Except for termination under Section 9.2(c), any termination under this Section 9.2 is effective on receipt notice of termination.

9.3 Effect of Expiration or Termination. Upon the expiration or earlier termination of this Agreement:

(a) All related purchase orders are automatically terminated; and

(b) Each Party shall promptly return or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other Party’s Confidential Information.

10. Confidential Information. From time to time during the Term, either Party may disclose or make available to the other Party information about its business affairs, products, confidential intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information (collectively, “Confidential Information”). Confidential Information shall not include information that, at the time of disclosure is: (a) in the public domain; (b) known to the receiving Party at the time of disclosure; or (c) rightfully obtained by receiving Party on a non-confidential basis from a third party.

The receiving Party shall not disclose any such Confidential Information to any person or entity, except to the receiving Party’s employees who have a need to know the Confidential Information for the receiving Party to perform its obligations hereunder. On the expiration or termination of the Agreement, the receiving Party shall promptly return to the disclosing Party all copies, whether in written, electronic, or other form or media, of the disclosing party’s Confidential Information, or destroy all such copies and certify in writing to the disclosing Party that such Confidential Information has been destroyed.

11. Seller’s Compliance with Laws; Warranties.

11.1 Compliance with Laws. Seller is in compliance with and shall comply with all applicable laws, regulations, and ordinances. Seller has and shall maintain in effect all the licenses, permissions, authorizations, consents, and permits that it needs to carry out its obligations under this Agreement.

11.2 Warranties. Seller warrants to Distributor that for a period of 24 months from the date of delivery, all Goods delivered on that date will: (a) be free from any defects in workmanship, material, and design; (b) conform to applicable specifications and other requirements specified by Distributor; (c) be fit for their intended purpose and operate as intended; (d) be merchantable; (e) be free and clear of all liens, security interests, or other encumbrances; and (f) not infringe or misappropriate any third party’s patent or other intellectual property rights. These warranties survive any delivery, inspection, acceptance, or payment of or for the Goods by Distributor. These warranties are cumulative and in addition to any other warranty provided by law or equity. Any applicable statute of limitations runs from the date of the Distributor’s discovery of the noncompliance of the Goods with the foregoing warranties. The warranties described above are not applicable to any components of the Goods that are consumable and are not expected to last more than twenty-four (24) months.

Distributor may pass through to its customers all warranties granted by Seller under this Agreement and Seller agrees to assist Distributor in processing any warranty claims relating to the Goods.

12. Limitation of Liability. NEITHER PARTY IS LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAD BEEN DISCLOSED IN ADVANCE BY THE OTHER PARTY OR WAS FORESEEABLE, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

13. Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter. In the event of conflict between the terms of this Agreement and the terms of any purchase order or other document submitted by one Party to the other, this Agreement shall control unless the Parties specifically otherwise agree in writing pursuant to Section 17.

14. Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein shall survive the expiration or earlier termination of this Agreement; and (b) Section 9.4 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, shall survive the expiration or earlier termination of this Agreement.

15. Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the notice has complied with the requirements of this Section.

Notice to Distributor:	P.O. Box 269, Adamsville, TN 38310
Attention: CEO

Notice to Seller:	5920 S. 118th Circle, Omaha, NE 68137
Attention: CEO

16. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17. Amendments. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

18. Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

19. Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

20. Assignment. Except as otherwise set forth in Section 2.2, neither Party may assign any of its rights under this Agreement without the prior written consent of the other Party. The other Party shall not unreasonably withhold or delay its consent. Any purported assignment or delegation in violation of this Section shall be null and void.

21. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

22. No Third-Party Beneficiaries. Subject to the next sentence, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

23. Choice of Law. This Agreement, including all exhibits, schedules, attachments and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Nebraska, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Nebraska.

24. Jurisdiction and Venue. Exclusive jurisdiction and venue over and all disputes between the Parties arising under this Agreement shall be in, and for such purpose each Party hereby submits to the jurisdiction of, the state and federal courts serving the State of Nebraska.

25. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

26. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section 15, a signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

27. Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such Party’s (the “Impacted Party”) failure or delay is caused by or results from the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns or other industrial disturbances; (h) telecommunication breakdowns, power outages or shortages, lack of warehouse or storage space, inadequate transportation services, or inability or delay in obtaining supplies of adequate or suitable materials; and (i) other similar events beyond the control of the Impacted Party.

The Impacted Party shall give notice within 10 days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of 10 days following written notice given by it under this Section 27, the other Party may thereafter terminate this Agreement upon 10 days’ written notice.

28. Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, business opportunity, joint venture, or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever. No relationship of exclusivity shall be construed from this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Quail Systems, LLC

By:	/s/ Robert W. Smith
Name:	Robert W. Smith
Title:	President & Chief Executive Officer

CleanCore Solutions, Inc.

By:	/s/ Matthew Atkinson
Name:	Matthew Atkinson
Title:	Chief Executive Officer

[Signature Page to Distribution Agreement]